SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  December 2, 2005

UBIQUITEL INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-30761	23-3017909
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

ONE WEST ELM STREET, SUITE 400, CONSHOHOCKEN, PENNSYLVANIA		19428
(Address of principal executive office)		(Zip code)

Registrant’s telephone number, including area code:  (610) 832-3311

Not Applicable
(Former Names or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

The trial relating to the complaint filed by UbiquiTel Inc. and UbiquiTel Operating Company (collectively, “UbiquiTel”) against Sprint Corporation, Sprint Spectrum L.P., Wirelessco, L.P., Sprint Communications Company L.P., Sprint Telephony PCS, L.P., Sprint PCS License, L.L.C. (collectively, “Sprint”), and Nextel Communications, Inc. (“Nextel”) in the Court of Chancery in the State of Delaware in and for New Castle County (the “Action”), has been continued by the Court from December 19, 2005, and is now scheduled to begin on January 9, 2006.  The trial has been consolidated with the trial of the action filed by Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, which are also Sprint affiliates, against the Sprint defendants and Nextel in the Court of Chancery in the State of Delaware.

In connection with the consolidation of the trials, Sprint agreed to extend the Forbearance Agreement between the parties until the date that any decision after trial is rendered by the Chancery Court in connection with the merits of the Action, with certain limited exceptions that would require approval by the Court.  The Forbearance Agreement sets forth, among other things, certain parameters for Sprint Nextel Corporation’s operation of Nextel’s wireless business in the areas managed and served by UbiquiTel during the period of time that the Forbearance Agreement remains in effect.  The amendment to the Forbearance Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(c)  Exhibits

The following exhibit is filed with this Current Report.

Exhibit No.	Description

99.1

Amendment No. 1, dated December 2, 2005, to Forbearance Agreement, dated July 29, 2005, among Sprint Corporation, Sprint Spectrum L.P., WirelessCo L.P., Sprint Communications Company L.P., Sprint Telephony PCS, L.P., Sprint PCS License, L.L.C., UbiquiTel Inc. and UbiquiTel Operating Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBIQUITEL INC.

By:	/s/ James J. Volk
James J. Volk
Chief Financial Officer

Date:  December 6, 2005